Exhibit 10.10

SUBLEASE

This Sublease is made as of May 22, 2006 by and between On Command Video Corporation (“Sublandlord”), and BlueArc Corporation (“Subtenant”).

RECITALS

A. CarrAmerica Realty Corporation (“Master Landlord”) and Sublandlord, as tenant, entered into a written lease dated April 16, 2004 (the “Master Lease”), covering premises described in the Master Lease (the “Master Premises”) in that certain building located at 40-50 Rio Robles Drive, San Jose, California (the “Building”). A copy of the Master Lease, including all amendments, is attached as Exhibit A hereto.

B. Subtenant desires to sublet from Sublandlord all of the premises more particularly described in the Master Lease (the “Sublease Premises”) and Sublandlord desires to sublease the Sublease Premises to Subtenant on the terms, covenants and conditions contained in this Sublease.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1. SUBLEASE.

Upon and subject to the terms, covenants and conditions hereinafter set forth, Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Sublease Premises.

2. TERM; POSSESSION; PHASED OCCUPANCY; RENEWAL

2.1 Commencement Date. The commencement date (“Commencement Date”) of the term of this Sublease shall be June 23, 2006, or such later date on which Subtenant has received notice from Sublandlord that the Master Landlord has consented to this Sublease as described in Section 3 below. Possession of the Sublease Premises shall be delivered to Subtenant on the Commencement Date.

2.2 Rent Commencement Date. Subtenant shall commence paying rent on the Sublease Premises as of the Commencement Date as set forth in Section 4.1 below. Promptly following the Commencement Date, Sublandlord and Subtenant shall enter into a Commencement Date Agreement substantially in the form of Exhibit B attached hereto, confirming the Commencement Date.

2.3 Term. The term of this Sublease (the “Term”) shall commence on the Commencement Date and shall terminate on August 30, 2009 (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof.

3. MASTER LANDLORD’S CONSENT.

This Sublease shall not be effective unless and until Master Landlord shall have delivered to Sublandlord its written consent to this Sublease in accordance with the provisions of the Master Lease. Sublandlord shall use commercially reasonable efforts to obtain Master Landlord’s consent. If Master Landlord fails to consent to this Sublease within 30 days after the date of this Sublease, either party may terminate this Sublease by written notice to the other party and, following such termination, neither party shall have any further obligations to the other party under this Sublease. The parties hereby acknowledge and agree that all prepaid rent and the Security Deposit shall be refunded to Subtenant in full immediately upon the termination of the Sublease by either party in accordance with this Section 3.

4. BASE RENT.

4.1 During the Term, Subtenant agrees to pay Sublandlord as base rent (“Base Rent”) for the Sublease Premises commencing on the Commencement Date the amounts set forth below.

Period	Monthly Base Rent
Months 1 and 2	Abated
Months 3-12	$21,654.88
Months 13-18	$29,983.68
Months 19-Expiration Date	$31,233.00

4.2 Each monthly installment of Base Rent shall be payable in advance on the first day of each calendar month during the Term, without demand, notice or invoice. If the Term commences or ends on a day other than the first day of a calendar month, then the rent for the month in which this Sublease commences or ends shall be prorated in the proportion that the number of days this Sublease is in effect during such month bears to the total number of days in such month, and such partial month’s installment shall be paid no later than the commencement of the subject month. In addition to Base Rent, Subtenant agrees to pay as additional rent the amount of Additional Rent and other charges required to be paid by this Sublease. All rent (which shall include Base Rent, Additional Rent and other charges required to be paid by this Sublease or the Master Lease, including without limitation Operating Costs Share Rent, Tax Share Rent and all other costs, expenses, liabilities and amounts which Sublandlord, as tenant, is required to pay under the Master Lease) shall be paid to Sublandlord without any deduction, offset, counterclaim or abatement (except as specifically set forth in this Sublease), in lawful money of the United States of America, at Sublandlord’s address, or to such other person or at such other place as Sublandlord may from time to time designate in writing. Subtenant’s covenant to pay rent shall be independent of every other covenant in this Sublease.

4.3 On the condition that Subtenant does not default under this Sublease beyond any grace or cure period, Rent for months one (1) and two (2) will be abated, including Operating Costs Share Rent and Tax Share Rent. In the event of any such default by Subtenant, all such amounts (including a monthly Base Rent of $21,654.88) will become immediately due and payable.

4.4 The sum of $21,654.88 shall be payable by Subtenant to Sublandlord upon the mutual execution of this Sublease as the Base Rent for month three (3) of the Term and as consideration for this Sublease.

4.5 If Subtenant fails to pay any installment of Base Rent, Additional Rent or other charges within five (5) days after the same are due, or fails to make any other payment for which Subtenant is obligated under this Sublease, then Subtenant shall pay to Sublandlord a late charge equal to five percent (5%) of the amount so payable. Subtenant acknowledges that late payments will cause Sublandlord to incur costs not contemplated by this Sublease, the exact amount of which costs are extremely difficult and impracticable to calculate. The parties agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by Sublandlord as a result of such late payment.

4.6 Sublandlord’s failure to prepare and deliver any statements or notice provided for in this Sublease, or Sublandlord’s failure to make a demand, shall not in any way cause Sublandlord to forfeit or surrender its rights to collect any items of Rent. Subtenant’s liability for such amounts shall survive expiration of the Term.

4.7 No payment by Subtenant or receipt and acceptance by Sublandlord of a lesser amount than the Sublease Base Rent or Sublease Additional Rent shall be deemed to be other than part payment of the full amount then due and payable; nor shall any endorsement or statement on any check or any letter accompanying any check, payment of Rent or other payment, be deemed an accord and satisfaction; and Sublandlord may accept, but is not obligated to accept, such part payment without prejudice to Sublandlord’s right to recover the balance due and payable or to pursue any other remedy provided in this Sublease or by law. If Sublandlord shall at any time or times accept Rent after it becomes due and payable, such acceptance shall not excuse a subsequent delay or constitute a waiver of Sublandlord’s rights hereunder.

5. ADDITIONAL RENT.

Subtenant shall be responsible to pay all other sums which Sublandlord is obligated to pay under the Master Lease (which do not result from a default by Sublandlord under the Master Lease unless caused in whole or in part by the acts or omissions of Subtenant) and shall also be responsible to pay for any additional charges and expenses imposed by Master Landlord pursuant to the terms of the Master Lease and related specifically to Subtenant’s use and occupancy of the Sublease Premises during the Term (e.g., after-hours HVAC, additional cleaning, excess utilities, parking charges, and any other charges, costs or expenses under the Master Lease), said sums shall be paid to Sublandlord at the times required pursuant to the terms and conditions of the Master Lease within five (5) business days following invoice therefor by Master Landlord or Sublandlord. Said sums (including any estimates of such sums) shall be paid to Sublandlord at the times required pursuant to the terms and conditions of the Master Lease. Subtenant will have the same rights of audit granted Sublandlord under the Master Lease. All sums payable pursuant to this Section shall be considered Additional Rent payable under this Sublease and Sublandlord shall have all rights and remedies available hereunder for the failure to pay such Additional Rent.

6. SECURITY DEPOSIT.

Upon mutual execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of $173,899.40 in cash as security for Subtenant’s faithful performance of Subtenant’s obligations hereunder (the “Security Deposit”). If Subtenant fails to pay rent or other charges when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublandlord may use or apply all or any portion of the Security Deposit for the payment of any rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublandlord may become obligated by reason of Subtenant’s default or breach, or for any loss or damage sustained by Sublandlord as a result of Subtenant’s default or breach. If Sublandlord so uses any portion of the Security Deposit, Subtenant shall, within ten (10) days after written demand by Sublandlord, restore the Security Deposit to the full amount originally deposited, and Subtenant’s failure to do so shall constitute a default under this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. In the event Sublandlord assigns its interest in this Sublease, Sublandlord shall deliver to its assignee so much of the Security Deposit as is then held by Sublandlord. Within thirty (30) days after the Expiration Date, or earlier termination of this Sublease or the Master Lease, and provided Subtenant is not then in default of any of its obligations beyond any grace or cure period hereunder, the Security Deposit, or so much thereof as had not theretofore been applied by Sublandlord, shall be returned to Subtenant or to the last assignee, if any, of Subtenant’s interest hereunder; provided, however, that Sublandlord may withhold from such amount a sum equal to Sublandlord’s reasonable estimate of Subtenant’s share of any unbilled amount of Additional Rent. The remaining balance of the Security Deposit shall be returned to Subtenant or to the last assignee, if any, of Subtenant’s interest hereunder after all Additional Rent is paid in full.

7. INCORPORATION OF MASTER LEASE BY REFERENCE; ASSUMPTION.

Subtenant acknowledges that it has read the Master Lease and is fully familiar with the terms and conditions thereof. All of the paragraphs of the Master Lease are incorporated into this Sublease as if fully set forth in this Sublease, except Paragraphs 1, 3, 6, 8, 9, 10, 11, 12 and 14 of “Schedule” on pages ii and iii, Sections 1, 2A (introduction and subparagraph 1), 3A and all references to “Landlord’s Work” throughout the Master Lease, 6D(3), 22, Exhibit C (but Schedule 1 to Exhibit C is included as a part of Subtenant’s obligations), and Exhibit D, any obligations of Master Landlord under the Lease are not imposed on or assumed by Sublandlord, and any rights of Sublandlord to extend or terminate the term of the Master Lease. For the purposes of this Sublease, the following defined terms of the Master Lease will have the following meanings: “Tenant” means the Subtenant; and “Landlord” means the Master Landlord with respect to obligations and duties of the Landlord, and both Master Landlord and the Sublandlord with respect to the rights and privileges of the Landlord. Except as specified in this Sublease, this Sublease is subject to all of the terms of the Master Lease. If any provisions of this Sublease expressly conflict with any portion of the Master Lease as incorporated herein, the terms of this Sublease shall govern. Subtenant shall assume and perform for the benefit of Sublandlord and Master Landlord Sublandlord’s obligations under the Master Lease provisions as incorporated herein to the extent that such provisions are applicable to the Sublease Premises. Notwithstanding anything contained in this Sublease, Sublandlord does not assume the obligations of the Master Landlord under the Master Lease. All obligations of Master Landlord will remain with Master Landlord. Subtenant shall be entitled to receive all of the work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any other obligations required of Master Landlord under the Master Lease with respect to the Sublease Premises or the common areas of the Building (except to the extent any such obligations were not incorporated by reference above); provided, however, Sublandlord’s sole obligation with respect thereto shall be to request the same, as requested in writing by Subtenant and at Subtenant’s sole cost and expense. If Master Landlord shall default in any of its obligations to Sublandlord with respect to the Sublease Premises, Sublandlord will use reasonable commercial efforts to cause Master Landlord to perform and observe such obligations (except that Sublandlord shall not be obligated to commence any legal, arbitration or audit proceedings against Sublandlord, or utilize any self-help rights, or make any payment of money or other consideration other than as expressly provided for or contemplated under the Master Lease), but Sublandlord shall have no liability for failure to obtain the observance or performance of such obligations by Master Landlord or by reason of any default of Master Landlord under the Master Lease or any failure of Master Landlord to act or grant any consent or approval under the Master Lease, or from any misfeasance or non-feasance of Master Landlord, nor shall the obligations of Subtenant hereunder be excused or abated in any manner by reason thereof, except as expressly provided in this Sublease. If Sublandlord elects to commence legal, arbitration or audit or other proceedings against the Master Landlord to enforce, or otherwise enforces, Sublandlord’s rights under the Master Lease which are at the request of Subtenant and are applicable to Subtenant and the Sublease Premises as well as to the Sublandlord as tenant as to the remainder of the Premises, Subtenant shall be responsible to reimburse Sublandlord for the reasonable costs of such proceedings, including, without limitation, reasonable attorneys’ fees incurred by Sublandlord.

Subtenant shall cooperate with Sublandlord as may be required to obtain from Master Landlord any such work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any of Master Landlord’s other obligations under the Master Lease (except to the extent any such obligations were not incorporated by reference above), provided that in day-to-day issues, Subtenant shall contact Master Landlord first to obtain the desired service or item and shall only contact Sublandlord if Master Landlord fails to perform. This Sublease shall at all times during the Term remain subject and subordinate to the Master Lease (and to all matters to which the Master Lease is subject and subordinate) and to all modifications, amendments and extensions of the Master Lease. Sublandlord agrees with Subtenant that, so long as Subtenant is not in default hereunder beyond any applicable notice and/or cure period, Sublandlord shall not enter into any modification or amendment to the Master Lease which will materially adversely affect Subtenant’s rights under the Sublease.

8. MASTER LEASE.

At any time and on reasonable prior written notice to Subtenant, Sublandlord can elect to require Subtenant to perform Subtenant’s obligations under this Sublease directly to Master Landlord, in which event Subtenant shall send to Sublandlord from time to time copies of all notices and other communications it shall send to and receive from Master Landlord. Subtenant shall not do or permit to be done anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Master Lease or which would cause the Master Lease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved by or vested in Master Landlord. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved from all liabilities and obligations under this Sublease; except that if this Sublease terminates as a result of a default of one of the parties under this Sublease or the Master Lease, the defaulting party shall be liable to the non-defaulting party for all damage suffered by the non-defaulting party as a result of the termination; provided, however, in no event shall either party be liable to the other for consequential or punitive damages.

Sublandlord represents to Subtenant that the Master Lease is in full force and effect, and that no default or event that, with the passing of time or the giving of notice or both, would constitute a default, exists on the part of the Sublandlord. Sublandlord covenants to Subtenant to observe all of the terms and provisions of the Master Lease and to perform all obligations required of Sublandlord under the Master Lease and to promptly pay when due all rents due and accruing to Master Landlord under the Master Lease, including, without limitation, the amount of any additional Monthly Base Rent payable to Master Landlord in excess of such amount payable by Subtenant to Sublandlord hereunder. So long as Subtenant is performing all of Subtenant’s obligations as provided in this Sublease, Sublandlord shall not enter into any agreement that will cause either the Master Lease to be terminated or the Sublease Premises to be surrendered prior to the expiration of the Term, or cause any breach or default by Sublandlord under the Master Lease that will result in any such termination or surrender which breach or default remains uncured beyond applicable cure periods. Sublandlord shall not enter into any amendment or other agreement with respect to the Master Lease that will prevent or adversely affect the use by Subtenant of the Sublease Premises in accordance with the terms of this Sublease, increase the obligations of Subtenant or decrease the rights of Subtenant under this Sublease, shorten the term of this Sublease or increase the rent or any other sums required to be paid by Subtenant under this Sublease, without the prior written consent of Subtenant in each case. If Subtenant makes a request that Subtenant is entitled to make under this Sublease, which request requires the approval of Master Landlord, Sublandlord shall use commercially reasonable efforts to obtain such approval (but Sublandlord shall not be required to incur any unreasonable cost or expense in order to do so).

9. ACCEPTANCE OF SUBLEASE PREMISES “AS IS”.

The Sublease Premises shall be delivered to Subtenant in “As Is and With All Faults” condition and without any representations and warranties with respect thereto by Sublandlord, its agents, officers, directors or employees. Sublandlord and its agents, employees, officers and directors have made no representations or promises with respect to the Building or the Sublease Premises. The taking of possession of any portion of the Sublease Premises by Subtenant shall be conclusive evidence that Subtenant accepts the same “As Is and with All Faults” and that the Sublease Premises and the Building are suited for the use intended by Subtenant and are in good and satisfactory condition at the time such possession was taken. Subtenant represents and warrants to Sublandlord that (a) its sole intended use of the Sublease Premises is for the uses permitted under the Master Lease, and (b) prior to executing this Sublease it has made such investigations as it deems appropriate with respect to the suitability of the Sublease Premises for its intended use and has determined that the Sublease Premises are suitable for such intended use. Sublandlord shall have no obligation whatsoever to construct leasehold improvements for Subtenant or to repair or refurbish the Sublease Premises; provided, however, prior to the Commencement Date, Sublandlord will steam-clean the carpets and patch and paint interior walls as determined reasonably necessary by Sublandlord and Subtenant. All alterations and improvements to the Sublease Premises shall be at Subtenant’s sole cost and expense.

10. SIGNAGE.

Subject to the terms and provisions of the Master Lease, Subtenant shall have the right to install, at its cost, (a) one sign identifying Subtenant on the exterior of the Building and (b) one sign on the existing monument serving the Sublease Premises.

11. USES; HAZARDOUS SUBSTANCES; PARKING; SUBLANDLORD’S TRADE NAMES.

11.1 Subtenant agrees that it will use the Sublease Premises for the uses permitted pursuant to the Master Lease and for no other business or purpose. Sublandlord warrants that all alterations and additions to the Sublease Premises made by Sublandlord were in compliance with applicable laws, including ADA at the time such alterations and additions were made by Sublandlord. Subtenant shall be responsible for all other code compliance as set forth in the Master Lease. Subtenant, at its sole cost and expense and in accordance with the Master Lease, shall promptly comply with all local, state or federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereinafter be in force, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12 101 et seq. and any governmental regulations relating thereto, including, without limitation any required alterations for purposes of “public accommodations” under such statute and similar federal, state and local laws and regulations. Subtenant shall not use or permit the Sublease Premises to be used in any manner nor do any act which would increase the existing rate of insurance on the Building or Master Premises or cause the cancellation of any insurance policy covering the Building or the Master Premises, nor shall Subtenant permit to be kept, used or sold, in or about the Sublease Premises, any article which may be prohibited by the standard form of fire insurance policy. Subtenant shall not during the Term (i) commit or allow to be committed any waste upon the Sublease Premises, or any public or private nuisance in or around the Building or the Property, (ii) allow any sale by auction upon the Sublease Premises, (iii) place any loads upon the floor, walls, or ceiling of the Sublease Premises which endanger the Building, (iv) use any apparatus, machinery or device in or about the Sublease Premises which will cause any substantial noise or vibration or in any manner damage the Building, or (v) place any harmful liquids in the drainage system of the Building or in the soils surrounding the Building.

11.2 Sublandlord has not released any hazardous materials in the Sublease Premises in violation of laws. Upon mutual execution of this Sublease, Subtenant shall complete and deliver to Sublandlord a completed Exhibit E. as attached to the Master Lease. Subtenant shall not generate, use, manufacture, keep, store, refine, release, discharge or dispose of any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant by any federal, state or local law, ordinance, rule or regulation now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety or industrial hygiene or environmental conditions or pollution or contamination (including the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., and 42 U.S.C. §§ 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq., the Clean Water Act, and 33 U.S.C. §§ 1251, et seq., all as amended) including, without limitation, PCBs, oil and petroleum products, asbestos and asbestos-containing materials and radioactive materials (collectively, “Hazardous Substances”), on, under or near the Sublease Premises or the Building, except that Subtenant may use Hazardous Substances on the Sublease Premises that are incidental to general office use (such as photocopier toner) provided such use is in compliance with laws and prudent business practices. Subtenant shall not cause or permit any waste material or refuse to be dumped upon or remain upon any part of the Building outside the Sublease Premises, nor shall Subtenant cause or allow any materials, supplies, equipment, finished products or semi-finished products or articles of any nature to be stored upon or remain upon the Building outside the Sublease Premises. Subtenant agrees to indemnify Master Landlord and Sublandlord against and hold Master Landlord and Sublandlord harmless from any and all loss, cost, liability, claim, damage, and expense including, without limitation, reasonable attorneys’ fees and disbursements, incurred in connection with or arising from the generation, use, manufacture, storage, disposal or release of any Hazardous Substances by Subtenant or any person claiming through or under Subtenant or any contractor, agent, employee, visitor, assign or licensee of Subtenant, on or about the Building throughout the Term.

11.3 Subtenant shall be allocated Sublandlord’s rights under the Master Lease for surface lot parking spaces equal to 162 spaces.

12. ASSIGNMENT AND SUB-SUBLETTING.

Subtenant’s rights to assign the Sublease or to sublease the Sublease Premises will be as set forth in the Master Lease, and Sublandlord will have all consent and approval rights of Master Landlord as set forth in the Master Lease. Subject to Subtenant’s obtaining the consent of Master Landlord and Sublandlord as set forth in the Master Lease, Subtenant shall have the right to sub-sublease the Sublease Premises in accordance with the provisions of Section 17 of the Master Lease. Without limiting the reasons upon which Sublandlord could withhold its consent, Sublandlord may withhold its consent if it does not review and approve the proposed use of the Sublease Premises, the proposed physical subdivision of the Sublease Premises or the construction of a multi-tenant corridor or the creditworthiness of the new Subtenant. Such sub-sublease shall be subject to all of the terms and conditions of the Master Lease and this Sublease, and Subtenant shall remain primarily liable under this Sublease notwithstanding any sub-sublease. In connection with any subletting or assignment, Sublandlord shall have the right to review and approve the current financial statements of Subtenant and any proposed sub-subtenant or assignee consistent with the process set forth in the Master Lease.

13. DEFAULTS AND REMEDIES; HOLDOVER.

13.1 Upon any default by Subtenant under this Sublease or under the Master Lease, Sublandlord shall have all rights and remedies available at law or in equity, including, without limitation, the rights and remedies described in Sections 12 and 13 of the Master Lease.

13.2 Any holdover by Subtenant of any portion of the Sublease Premises beyond the scheduled expiration date shall result in the payment of rent equal to the holdover rent and any other sums payable by Sublandlord pursuant to Section 15 of the Master Lease or otherwise. Notwithstanding the foregoing, Subtenant shall have no right to holdover any portion of the Sublease Premises without the consent of Sublandlord.

13.3 In the event of a non-monetary default by Subtenant under the Sublease, Subtenant shall have the same notice and cure rights provided for in the Master Lease as Sublandlord would have for a similar default under the Master Lease; provided, however, that if such default also constitutes a default under the Master Lease, Subtenant’s time to cure shall not exceed 75% of the corresponding time under the Master Lease.

13.4 Sublandlord shall promptly notify Subtenant in writing of any default by either Sublandlord or Master Landlord under the terms and conditions of the Master Lease which affects Subtenant’s rights under this Sublease.

14. ALTERATIONS.

Subtenant shall not make any alterations, additions and improvements (“Alterations”) in or to the Sublease Premises without obtaining the prior written consent of Sublandlord and Master Landlord in accordance with Section 5 of the Master Lease. Subject to the terms and conditions of the Master Lease, Subtenant will have the right, subject to approval by Sublandlord and Master Landlord, which may be withheld or granted as set forth in the Master Lease, to make alterations to the Sublease Premises, including but not limited to the addition of offices and conference rooms, modification of the demo room and other alterations. Sublandlord shall not unreasonably withhold such consent and shall request that Master Landlord provide such consent (where Sublandlord has consented) which request shall be at Subtenant’s sole cost and expense. All Alterations shall be made at Subtenant’s sole expense and by contractors or mechanics approved by Sublandlord and Master Landlord (which consent as to Sublandlord shall not be unreasonably withheld or delayed) shall be made at such times and in such manner as Sublandlord may from time to time designate, and shall at its option become the property of Sublandlord without its obligation to pay therefore; provided, however, that Sublandlord shall bear the cost, if any, for removing any such Alterations that so become the property of Sublandlord. All work with respect to any Alterations shall be performed in a good and workmanlike manner, shall be of a quality equal to or exceeding the then existing construction standards for the Building and shall be constructed in compliance with all plans approved by Sublandlord and Master Landlord. Alterations shall be diligently prosecuted to completion to the end that the Sublease Premises shall be at all times a complete unit except during the period necessarily required for such work. All Alterations shall be made strictly in accordance with all laws, regulations and ordinances relating thereto, including all building codes. Subtenant at its expense shall obtain any and all permits and consents of applicable governmental authorities (collectively “Permits”) in connection with all Alterations. Subtenant shall be liable to Sublandlord and Master Landlord for the reasonable costs of any improvements to the Building (whether or not on the Sublease Premises) which may be required as a consequence of Subtenant’s Alterations. No interior improvements installed in the Sublease Premises may be removed unless the same are promptly replaced with interior improvements of the same or better quality. Sublandlord hereby reserves the right to require any contractor, subcontractor or materialman working in or providing materials to the Sublease Premises to provide lien waivers and builder’s risk and liability insurance covering the Alterations to the Sublease Premises as reasonably required by Master Landlord or Sublandlord. Subtenant shall give Master Landlord and Sublandlord ten (10) days written notice prior to the commencement of any Alterations and shall allow Master Landlord and Sublandlord to enter the Sublease Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any Alterations. All Alterations (whether made by Sublandlord or Subtenant) shall remain in and be surrendered with the Sublease Premises as a part thereof at the termination of this Sublease, without disturbance, molestation or injury, provided that Master Landlord and/or Sublandlord may require any Alterations to be removed upon termination of this Sublease in accordance with Article 14 of the Master Lease. In such event, all expenses to remove said Alterations (whether made by Sublandlord or Subtenant) shall be paid by Subtenant. Subtenant shall comply at its sole expense with all provisions of the Master Lease regarding removal of personal property, including furniture, fixtures and equipment, at the termination of the Sublease and repair of the Sublease Premises required by such removal.

15. SUBTENANT’S INSURANCE.

15.1 Subtenant, at its sole cost and expense, shall maintain or cause to be maintained from and after the Commencement Date and throughout the Term, all insurance required of tenant under the Master Lease. Sublandlord and Master Landlord, shall be named as loss payees under such insurance. Subtenant shall provide to Sublandlord in connection with the initial issuance and the annual renewal of the policy or policies of insurance carried by Subtenant hereunder a certificate of the insurance company issuing such policy that such policy provides full replacement cost coverage to cover 100% of the actual cost which would be required to replace the property covered by such insurance. Such policy or policies of insurance shall (a) name Sublandlord and Master Landlord as additional insureds, (b) be non-assessable, primary and non-contributory with any policies carried by Sublandlord and Master Landlord, (c) provide that the same may not be canceled or materially amended except upon thirty (30) days’ prior written notice to Sublandlord and Master Landlord and (d) be issued on an occurrence basis. Prior to the time such insurance is first required to be carried by Subtenant and thereafter at least thirty (30) days prior to the expiration of any such policy, Subtenant shall deliver to Sublandlord certificates evidencing all required insurance.

15.2 Subtenant hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Sublandlord, Master Landlord and the officers, employees, agents and representatives of Sublandlord or Master Landlord on account of loss or damage occasioned to Subtenant or its property or the properties of others under its control caused by fire or any of the extended coverage risks described hereunder to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder. If necessary for its effectiveness, Subtenant shall give notice to its insurance carrier of the foregoing waiver of subrogation. Sublandlord hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Subtenant and its officers, employees, agents and representatives on account of damage to the Sublandlord or its property or the properties of others under its control caused by fire or any of the extended coverage risks described herein to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder.

16. SERVICES.

Master Landlord and Sublandlord shall not be liable for, and Subtenant shall not be entitled to any abatement of rent (unless an abatement therefor is provided under the Master Lease and this Sublease) by reason of (a) the failure to furnish or delay in furnishing any of the services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Sublandlord or Master Landlord or by the making of any repairs or improvements to the Sublease Premises or to the Building or (b) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other utility servicing the Sublease Premises or the Building by any utility or governmental agency. Subtenant shall not connect any electrical equipment to the Building’s electricity distribution system which may overload the electrical capacity of the Building or the Sublease Premises.

Sublandlord shall be responsible to repair any latent defect in the plumbing, fire sprinkler/life safety system, lighting, HVAC systems, and electrical systems in the Sublease Premises that were the obligation of Sublandlord to maintain or repair prior to the Commencement Date as tenant under the Master Lease that is existing as of the Commencement Date and that is discovered and written notice thereof is given to Sublandlord within 90 days after the Commencement Date. Subtenant, at its sole cost and expense, will assume and maintain in effect the HVAC maintenance contract currently in effect, at a current cost of $400 per month.

17. TIME.

Time is of the essence of this Sublease.

18. RIGHT TO PERFORM.

If Subtenant shall fail to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for three (3) days after written notice thereof by Sublandlord, Sublandlord may, but shall not be so obligated to do, and without waiving or releasing Subtenant from any obligations of Subtenant, make any such payment or perform any such other act on Subtenant’s part to be made or performed as provided in this Sublease (unless Subtenant has commenced diligently to cure such default within the time period allotted for such cure and thereafter diligently prosecutes such cure to completion). Subtenant shall reimburse Sublandlord for all costs incurred in connection with such payment or performance immediately upon demand.

19. SURRENDER OF PREMISES.

At the expiration or earlier termination of the Term, Subtenant shall surrender the Sublease Premises in good order, condition and repair, reasonable wear and tear excepted, and in compliance with the Master Lease. Subtenant will be solely responsible to remove all items required to be removed by Tenant under the Master Lease, including without limitation complying with Sections 14 and 30 and Exhibit C. Schedule 1 of the Master Lease. The parties further acknowledge and agree that Sublandlord shall remove the antennae on the roof and , if requested to do so by Subtenant, remove the pre-action system in Room 119 prior to the thirtieth day after the Commencement Date.

20. FURNITURE, FIXTURES AND EQUIPMENT.

At no cost during the Term, Subtenant shall have the right to use any or all of the furniture, fixtures and equipment located in the Sublease Premises (the “Personal Property”); provided, however, Sublandlord has the right to remove all furniture it is currently using from ten (10) offices and one conference room. Upon the expiration or earlier termination of the Sublease and provided Subtenant is not in default under the Sublease beyond any grace or cure period, the Personal Property will be automatically transferred to and belong to Subtenant. Subtenant will be solely responsible to insure, maintain and repair and pay any taxes and other expenses relating to the Personal Property, and upon the expiration or earlier termination of the Sublease term provided Subtenant is not then in default, Subtenant will remove the Personal Property from the Sublease Premises.

21. NOTICES.

All notices under this Sublease shall be in writing as follows:

If to Sublandlord:	On Command Video Corporation
4610 S. Ulster Street, Suite 600
Denver, CO 80237
Attn: Pamela J. Strauss, Esq.

If to Subtenant:	At the Sublease Premises
Attn.: Michael Hasley, Chief Financial Officer

or such addresses as may hereafter be designated by either party in writing. Any such notices shall be either sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three business days after timely deposit, postage prepaid in the U.S. Mail; sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered when actually delivered; or personally delivered, in which case notice shall be deemed delivered upon receipt.

22. GENERAL PROVISIONS

22.1 Entire Agreement. This Sublease contains all of the agreements of the parties, and there are no verbal or other agreements which modify or affect this Sublease. This Sublease supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Sublease Premises.

22.2 Terms and Headings. The words “Sublandlord” and” Subtenant” include the plural as well as the singular, and words used in any gender include all genders. The titles to sections of this Sublease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part hereof. Capitalized terms used in this Sublease without definition which are defined in the Master Lease shall have the same meanings given to such terms in the Master Lease.

22.3 Successors and Assigns. All of the covenants, agreements, terms and conditions contained in this Sublease shall inure to and be binding upon Sublandlord and Subtenant and their respective successors and assigns.

22.4 Brokers. Subtenant represents and warrants to Sublandlord that, except for Studley, it has not engaged any broker, finder or other person who would be entitled to any commission or fees with respect to the negotiation, execution or delivery of this Sublease and shall indemnify, defend and hold harmless Sublandlord against any loss, cost, liability or expense incurred by Sublandlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or asserted to have been made by or on behalf of Subtenant. Sublandlord represents and warrants to Subtenant that, except for Colliers International, it has not engaged any broker, finder or other person who would be entitled to any commission or fees, with respect to the negotiation, execution or delivery of this Sublease and shall indemnify, defend and hold harmless Subtenant against any loss, cost, liability or expense incurred by Subtenant as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Sublandlord. Sublandlord shall pay the commission owing to Colliers International with respect to this transaction pursuant to a separate agreement with Colliers International and Colliers International shall be solely responsible for paying any commissions claimed by Studley, as the cooperating broker.

22.5 Liability of Sublandlord. Sublandlord’s obligations and liability to Subtenant under this Sublease shall be limited solely to the value of Sublandlord’s leasehold interest in the Sublease Premises, and neither Sublandlord, nor any officer, director, employee or shareholder of Sublandlord, or any parent, subsidiary or affiliate of Sublandlord shall have or incur any personal liability whatsoever with respect to this Sublease.

22.6 Severability. Any provision of this Sublease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

22.7 Force Majeure. Except as may be otherwise specifically provided herein, time periods for either party’s performance under any provisions of this Sublease not involving the payment of money or rent shall be extended for periods of time during which said party’s performance is prevented due to circumstances beyond the party’s control, including, without limitation, strikes, embargoes, governmental regulations, acts of God, war or other strife.

22.8 Examination of Lease. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option to lease, and it is not effective as a lease or otherwise unless and until (a) the execution by and delivery to both Sublandlord and Subtenant, and (b) the Master Landlord consents hereto as provided in Section 3 above.

22.9 Recording. Neither Sublandlord nor Subtenant shall record this Sublease nor any memorandum hereof without the written consent of the other.

22.10 Survival of Obligations. All provisions of this Sublease which require the payment of money or the delivery of property after the termination of this Sublease or require Subtenant to indemnify, defend or hold Sublandlord harmless or require Sublandlord to indemnify, defend or hold Subtenant harmless shall survive the termination of this Sublease.

22.11 Appendices and Riders. The following appendices and riders are attached hereto and by this reference made a part of this Sublease.

EXHIBIT A Master Lease

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first above written.

SUBLANDLORD:		SUBTENANT:

On Command Video Corporation		BlueArc Corporation

By:	/s/ Christopher R. O’Toole	By:	/s/ Michael S. Hasley
Name:	Christopher R. O’Toole	Its:	CFO
Its:	Senior VP